CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement of RS Investment Trust on Form N-14 of our report dated February 20, 2009, relating to the financial statements and financial highlights which appear in the December 31, 2008 Annual Report to Shareholders of the RS Smaller Company Growth Fund and RS Emerging Growth Fund. We also consent to the references to us under the headings “Financial Highlights”, “Financial Statements”, “Independent Registered Public Accounting Firm” and “Disclosure of Portfolio Holdings” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Francisco, California

February 27, 2009